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EXHIBIT 1
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                      New Jersey Department of the Treasury
                               Division of Revenue
                         Certificate of Amendment to the
                          Certificate of Incorporation
                     (For Us by Domestic Profit Corporation)

Pursuant to the provisions of Section 14A:9-2 (4) and Section 14A:9-4 (3), Corporations, General, of the New Jersey Statutes, the undersigned corporation executes the following Certificate of Amendment to its Certificate of
Incorporation:

1.    The name of the Corporation is: TOTAL-TEL USA COMMUNICATIONS, INC.

2. The following amendment to the Certificate of Incorporation was approved by the directors and thereafter duly adopted by the shareholders of the corporation on the 12th day of September, 2000:

               Resolved, that Article FIRST of the Certificate of Incorporation be amended to read as follows:

                    FIRST: The name of the corporation is Covista Communications, Inc.

3. The number of share outstanding at the time of the adoption of the amendment was: 7,944,091

      The total number of shares entitled to vote thereon was: 7,944,091

4.    The number of shares voting for and against such amendment is as follows:

        Number of Shares                          Number of Shares
      -------------------                      ------------------------
      Voting For Amendment                     Voting Against Amendment
           7,218,820                                    17,030

                                       By:   /S/ Thomas P. Gunning
                                             ----------------------------
                                             Thomas P. Gunning
                                             Vice President & Secretary

Dated this 12th day of September, 2000